Exhibit 99.1

Mawson Infrastructure Group Inc Breaks Ground on Sharon, PA 120 MW Bitcoin Mining Facility

Mawson has broken ground on the 120 MW Bitcoin mining facility in Sharon, PA. First 12 MW available in early Q2, 2023.

Sharon, PA — February 9, 2023 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure provider, announced today that it has broken ground on the Company’s latest Bitcoin Mining operation in Sharon, PA. The first 6 Modular Data Centers, capable of holding and operating up to 3,528 ASIC miners and handling approximately 12MW have been installed. The site has a total capacity of 120 MW, which is capable of housing and operating up to 35,280 ASIC miners,1 with those miners capable of producing up to 4.2 exahashes per second (EH/s)2.

The first stage of 12 MW is scheduled to be energized in early Q2, 2023. The balance of the 120 MW capacity will come online incrementally through 2023 and early 2024.

Mawson plans for the Sharon PA facility to house a split of Mawson Self-Mining and Mawson Hosting operations.

The Sharon, PA facility will also take part in Mawson’s market leading Energy Markets Program, which helps drive curtailment revenue through periods of grid stress, whilst simultaneously providing power stability to the grid and households throughout the PJM market.

The successful completion of the Sharon, PA and Midland, PA (100 MW) sites will see Mawson with a total capacity of up to 220 MW of power, capable of housing and operating up to approximately 64,680 ASIC miners, with those miners theoretically capable of producing approximately 7.8 exahashes per second (EH/s).

Liam Wilson, COO, commented “We are delighted to have broken ground on our Sharon, PA facility – and to have taken delivery of the first 6 Modular Data Centers destined for Sharon, capable of delivering 12MW of power to our miners / holding about 12 MW worth of miners. This step forward is further proof of Mawson’s push to deploy infrastructure and energize through 2023, and to achieve our previously stated targets. We look forward to continuing to communicate operational updates throughout 2023.”

[1]	Statements about ASIC miner capacity in this document are not an assurance that Mawson will have that many ASIC miners available to deploy (whether self-mining or hosted units). Mawson’s ability to deploy units will depend on many factors such as Mawson’s future ASIC miner purchases and sales, our ability to attract future hosting customers, and the number of ASIC miners customers have to deploy.

[2]	Statements about exahash capacity in this document assume a combined fleet (of self-mining and hosted units) deployed over the relevant sites having an industry-leading average of 120TH per machine. This may not be achieved, and will depend on many factors such as Mawson’s future ASIC miner purchases and sales, our ability to attract future hosting customers, and the hosting customers’ ASIC miner specifications. To the extent that any of the ASIC miners operate at less than 120 TH, then this will reduce the hash rate actually achieved.

Aerial view of Sharon, Pennsylvania facility

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ENDS

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

Statements about hashrate capacity

Statements in the press release about hashrate capacity (including ‘installed capacity’ or ‘nameplate’ capacity), will often differ from the actual or observed hashrates. Hashrate capacity generally makes certain assumptions about the efficiency of the ASIC miners that are in use. Some ASIC miner models will consume less power to create the same amount of hashing power than other ASIC miner models (typically more recent models are more efficient). Many ASIC miner fleets are blended fleets, including various ASIC miner models each with different efficiency ratings. Hashrate capacity figures typically assume 100% deployment of ASIC miners. Given the large numbers of computing units (often numbering in the tens of thousands), ASIC mining fleets are rarely 100% deployed and online at any one time. This can be due to a variety of factors, including ASIC miners being under maintenance, in storage, in transit, or due to technical faults and breakdowns. Once deployed and online, the actual or observed hashrate can be influenced by other factors such as heat, overclocking (causing the ASIC miner to perform at levels higher than the manufacturer’s specifications), the age, and wear and tear exhibited by the ASIC miners and also by the limitations of the surrounding infrastructure, such as power outages, and MDC and transformer breakdowns. Construction and development delays are a common risk for mining data centers, for example due to weather, permitting delays, or labor and equipment shortages. Investors should consider all risk factors related to uptime when considering these figures, which are a best-case scenario.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 22, 2022, November 14, 2022 and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com

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